Exhibit 99.1

PRESS RELEASE

Cyren Announces Closing of Rights Offering

McLean, Va. – November 7, 2019 – Cyren (NASDAQ: CYRN) announced today that its previously announced rights offering (the “Rights Offering”) closed on November 6, 2019 and generated approximately $8 million of gross proceeds. Cyren issued a total of 4,635,584 ordinary shares at $1.73 per share. This includes 4,624,277 shares issued to the company’s majority shareholder, WP XII Investments B.V., an entity controlled by funds affiliated with Warburg Pincus, LLC, upon exercise of its basic subscription rights and over-subscription rights. Cyren expects to use the proceeds from the Rights Offering for general working capital purposes.

About Cyren:

More than 1.3 billion users around the world rely on Cyren’s cloud security solutions to protect them against cyber attacks every day. Powered by the world’s largest security cloud, Cyren (NASDAQ: CYRN) delivers fast time-to-protection with award-winning email security, cloud sandboxing and DNS filtering services for business, and threat intelligence solutions for service providers and security vendors like Microsoft, Google and Check Point. Learn more at www.cyren.com.

Blog: http://blog.cyren.com

Facebook: www.facebook.com/CyrenWeb

LinkedIn: www.linkedin.com/company/cyren

Twitter: www.twitter.com/CyrenInc

Forward Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. For example, statements in the future tense, and statements including words such as “expect,” “plan,” “estimate,” “anticipate,” or “believe” are forward-looking statements, such as the anticipated use of proceeds from the Rights Offering. These statements are based on information available at the time of the press release and the company assumes no obligation to update any of them. The statements in this press release are not guarantees of future performance and actual results could differ materially from current expectations as a result of numerous factors, including adverse conditions in the national and global financial markets, business conditions and growth or deterioration in the internet security market, technological developments, increased competition or its ability to anticipate or effectively react to competitive challenges, the Company’s ability to retain key personnel and availability of qualified staff, and technological difficulties and resource constraints encountered in developing new products, as well as those risks described in the Company’s publicly filed reports, which are available through www.sec.gov.

Company Contact
Mike Myshrall, CFO
Cyren
+1.703.760.3320
mike.myshrall@cyren.com